EXHIBIT 99.1

Richard J. King
January 11, 2002
Senior Vice President, Corporate Communications
AMC Entertainment Inc.
(816) 221-4000



AMC Entertainment to Issue $175 Million of Senior Subordinated Notes

KANSAS CITY, Mo.-AMC Entertainment Inc. (AMEX: AEN) announced that it has agreed to sell $175 million principal amount of 9 7/8 percent Senior Subordinated Notes due 2012 through an institutional private placement. Net proceeds from the offering will be used to reduce the Company's outstanding bank indebtedness, to pursue the Company's current business strategy, including acquisitions, and for general corporate purposes. The offering is expected to close on Wednesday, January 16, 2002.

The Notes will be sold to qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S. The Notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



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